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                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119

                                              (212) 310-8000
                               Fax: (212) 310-8007







                                  April 2, 1998


A. I. Receivables Corp.
160 Water Street
New York, New York  10038

         Re:      AIC Premium Finance Loan Master Trust

Ladies and Gentlemen:

                  We have acted as counsel to A. I. Receivables Corp. (the "Transferor") in connection with the preparation of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (File No. 333-44635) as amended as of the date hereof (the "Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus, the Original Agreement, the AIC Support Agreement, drafts of the Agreement, the Receivables Sale Agreement and the AIR Support Agreement, and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives of the Trust and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

                  Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, we confirm that the discussions included in the Prospectus under the captions "United States Federal Income Tax Consequences" and


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A. I. Receivables Corp.
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"Certain State and Local Tax Consequences," insofar as they contain statements of law or legal conclusions and except to the extent qualified therein, represent our opinions.

                  Those opinions are based on current provisions of the Internal Revenue Code of 1986, as amended, New York State, New York City and California tax statutes, relevant regulations promulgated thereunder, published pronouncements of the various taxing authorities, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service, the New York State Department of Taxation and Finance, the New York City Department of Finance, the California State Board of Equalization or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinions or as to the effect on the matters covered by these opinions of the laws of any other jurisdictions. Additionally, we undertake no obligation to update these opinions in the event there is either a change in the legal authorities, in the facts, including the taking of any action by any party to any of the transactions described in the Documents pursuant to an opinion of counsel as required by any of the Documents relating to such transactions, or in the Documents on which these opinions are based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering these opinions.

                  We consent to the references to our firm in the Prospectus under the captions "United States Federal Income Tax Consequences" and

"Certain State and Local Tax Consequences."

                                  Very truly yours,

                                  \s\ Weil, Gotshal & Manges LLP